Exhibit (j)(ii)

CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption “Independent Auditors” in the Prospectus and “Independent Auditors” in the Statement of Additional Information in the Registration Statement (Form N-1A No. 333-215607).

We also consent to the use of our reports dated October 22, 2018 and February 28, 2018, with respect to the financial statements of the Syntax 500 Series of Syntax Index Series, L.P for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 included in the Registration Statement and related Prospectus of Syntax ETF Trust filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Chartered Accountants
Dublin, Ireland
October 23, 2018